ASSET ACQUISITION AGREEMENT

Parties:   CRW Financial, Inc.
           a Delaware corporation ("CRW")
           443 S. Gulph Road
           King of Prussia, PA 19406

           Kaplan & Kaplan, Inc.
           a Delaware corporation ("Kaplan")
           443 S. Gulph Road
           King of Prussia, PA 19406

           NCO Group, Inc.
           a Pennsylvania corporation ("NCO")
           1740 Walton Road
           Blue Bell, PA 19422

           CRWF Acquisition, Inc.
           a Pennsylvania corporation ("CRWF")
           1740 Walton Road
           Blue Bell, PA 19422

           K&K Acquisition, Inc.
           a Pennsylvania corporation ("K&K")
           1740 Walton Road
           Blue Bell, PA 19422

Date:      February 2, 1997

Background: CRW, Kaplan (collectively, "Sellers") and the CRW Subsidiaries (as defined in Section 4.1) (collectively, "Selling Companies") are in the business of, among other things, accounts receivable collection and related services (the "Accounts Receivable Collection Business"). Kaplan and the CRW Subsidiaries are wholly owned subsidiaries of CRW. CRWF and K&K (collectively, "Buyers") are wholly owned subsidiaries of NCO (Buyers and NCO are sometimes collectively referred to herein as the "Buying Companies"). CRWF is buying substantially all of the business and assets of the Accounts Receivable Collection Business owned by CRW and K&K is buying substantially all of the business and assets of the Accounts Receivable Collection Business owned by Kaplan. The parties desire that Sellers sell and Buyers buy substantially all of the business and assets of Sellers' Accounts Receivable Collection Business, and Buyers assume certain liabilities of Sellers' Accounts Receivable Collection Business all on and subject to the terms and conditions of this Agreement.

      Intending to be legally bound, in consideration of the mutual agreements contained herein, and subject to the satisfaction of the terms and conditions set forth herein, the parties agree as follows:

1. DEFINED TERMS Certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1, as follows:

      1.1. "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract (as defined in Section 1.5); (b) any note receivable; or (c) any other receivable or right to payment of any nature.

      1.2. "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including, but not limited to, Cash Assets (as defined in Section 1.3), prepayments, deposits, escrows, Accounts Receivable (as defined in Section 1.1), Tangible Property (as defined in Section 1.23), Real Property (as defined in Section 1.21), Software (as defined in Section 1.22), Contract Rights (as defined in Section 1.6), Intangibles (as defined in Section 1.12) and goodwill, and claims, causes of action and other legal rights and remedies.

      1.3. "Cash Asset" means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature.

      1.4. "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person (as defined in Section 1.19), which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

      1.5. "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

      1.6. "Contract Right" means any right, power or remedy of any nature under any Contract (as defined in Section 1.5) including, but not limited to, rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations (as defined in Section 1.17), rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

      1.7. "Employee Benefit Plan" means any employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

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      1.8. "Encumbrance" means any lien, security interest, pledge, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

      1.9. "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, consistently applied, provided that, in cases where such generally accepted accounting principles permit the use of two or more accounting policies ("Accepted Policies") yielding different results, the following Accepted Policy shall be used, regardless of materiality: (a) the historical Accepted Policy used by Sellers, if one is applicable; (b) if none of the historical Accepted Policies used by Sellers is applicable, the historical Accepted Policy used by NCO, if one is applicable; or (c) if none of the historical Accepted Policies used by Sellers or by NCO is applicable, the preferred Accepted Policy under United States accounting rules and regulations. In no event shall the consistent application of the historical accounting policies used by Sellers have priority over GAAP, regardless of materiality.

      1.10. "Hazardous Substances" means any substance, waste, contaminant, pollutant or material that has been determined by any United States federal government authority, or any state or local government authority having jurisdiction over Sellers' Real Property, to be capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to, (a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any Law of any state in which any of Sellers' leased or owned Real Property is located or any United States Law, and (b) asbestos, polychlorinated biphenyls ("PCBs") and petroleum.

      1.11. "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

      1.12. "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive and goodwill associated therewith.

      1.13. "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

      1.14. "Knowledge" with reference to the phrases "to Selling Companies' Knowledge" or "to the best of Selling Companies' Knowledge" or similar phrases means that none of the officers or directors of any of the Selling Companies have any actual knowledge or actual belief that the statement made is incorrect.

      1.15. "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

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      1.16. "Material Adverse Effect" means any adverse effect on (a) the financial condition, financial performance or business prospects of (a) the Accounts Receivable Collection Business, or (b) any of the Specified Assets or Specified Liabilities of the Accounts Receivable Collection Business, or (c) any of the Assets of third parties which are used in the Accounts Receivable Collection Business and are not readily replaceable; which adverse effect is or will be material, under either GAAP or applicable legal principles, to the Accounts Receivable Collection Business (as defined under the "Background Section" on page one) taken as a whole or the Specified Assets taken as a whole (as defined in Section 2.1.1).

      1.17. "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

      1.18. "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

      1.19. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

      1.20. "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

      1.21. "Real Property" means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights and utility rights.

      1.22. "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

      1.23. "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

      1.24. "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

2.    THE TRANSACTION

      2.1. Sale and Purchase of Specified Assets. On the Closing Date (as defined in Section 6.1), effective to the fullest extent possible at 5:00 p.m. EST on the Effective Date (as defined in Section 6.1), and subject to the other terms and conditions of this Agreement, the Sellers shall sell, transfer, assign and convey to Buyers, and Buyers shall purchase, all right, title and interest in and to all of the Specified Assets (as defined in Section 2.1.1), and Sellers shall assign to Buyers, and Buyers shall assume, the Specified Liabilities of Sellers (as defined in Section 2.1.2).

           2.1.1 Specified Assets of Sellers. The "Specified Assets of Sellers" means all Assets of Sellers (as defined in Section 1.2) used in or for Sellers' Accounts Receivable Collection Business as of the Effective Date, wherever located and whether or not reflected on Sellers' books and records, including, but not limited to, the following Assets, but in each case excluding the Assets specifically excepted below:

                 (A) All of Sellers' Cash Assets (as defined in Section 1.3), Accounts Receivable (as defined in Section 1.1) and all other current assets arising in connection with or relating to Sellers' Accounts Receivable Collection Business including, but not limited to, prepaid expenses, security deposits, rent escrows, and other prepayments, deposits and escrows.

                 (B) All of Sellers' Tangible Property (as defined in Section 1.23), Software (as defined in Section 1.22) and Intangibles (as defined in
Section 1.12) used in or for Sellers' Accounts Receivable Collection Business including, but not limited to, all rights in and to the name "Kaplan & Kaplan", and the right to use the name "CRW Financial" as provided in Section 8.2.

                 (C) All of Sellers' Contract Rights (as defined in Section 1.6) under the Specified Contracts (as defined in Section 4.13), but excluding Contract Rights under (1) this Agreement and any other Contracts entered into by Sellers with Buyers in connection with the transactions contemplated by this Agreement; (2) Contracts that constitute or evidence Employee Benefit Plans (as defined in Section 1.7) of Sellers; (3) all Contracts relating to the acquisition by Sellers' (or their predecessors) of Sellers' Accounts Receivable Collection Business provided that the Specified Assets shall include the rights of Sellers with respect to all noncompetition, nondisclosure and other restrictive covenants made for the benefit of Sellers or their affiliates (or their predecessors) in any such Contract; and (4) all Contract Rights under any Specified Contracts requiring a material Consent that is not obtained on or before the Closing Date ("Non-Assigned Contracts"), provided that the Specified Assets shall include the rights of Sellers with respect to all noncompetition, nondisclosure and other restrictive covenants made for the benefit of Sellers or their affiliates (or any of their respective predecessors) in any such Contract; and provided further that, once such material Consent is obtained, the Contract Rights under such Specified Contract shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the Effective Date.

                 (D) All of Sellers' Contract Rights (as defined in Section 1.6) under any noncompetition, nondisclosure or other restrictive covenant made for the benefit of Sellers or their affiliates (or any of their respective predecessors) in any Contract with current or former employees of Sellers' Accounts Receivable Collection Business, regardless of whether any such current employee accepts Buyers's offer pursuant to Section 2.3.

                 (E) All rights under all Insurance Policies (as defined in Section 1.11) owned, held or maintained by Sellers (including any of Sellers' rights under any such Insurance Policies owned, held or maintained by any of their predecessors) at any time since July 17, 1992 in connection with or for the benefit of the business, assets or employees of Sellers' Accounts Receivable Collection Business (including a certain health insurance contract for the benefit of employees of Sellers' Accounts Receivable Collection Business in Hawaii) (the "Hawaii Plan"), but excluding (1) all rights under Insurance Policies that constitute group medical, dental, hospitalization, health, disability and related Employee Benefit Plans of Sellers and all rights under self-insured Employee Welfare Benefit Plans (as defined in ERISA) of Sellers (collectively "Sellers' Group Plans") (other than the Hawaii Plan); and (2) the rights of Sellers under its Insurance Policies pertaining exclusively to actual or potential claims or losses that remain Sellers' responsibility after the Effective Date.

                 (F) All transferable rights under all Permits (as defined in Section [1.18]) granted or issued to Sellers or otherwise held by Sellers relating to or for the benefit of Sellers' Accounts Receivable Collection Business.

                 (G) All of Sellers' rights with respect to telephone numbers, telephone directory listings and advertisements used in Sellers' Accounts Receivable Collection Business, and all of Sellers' goodwill relating to or arising in connection with Sellers' Accounts Receivable Collection Business.

                 (H) All of Sellers' customer lists, prospect lists, supplier lists, data bases, computer media, sales and marketing materials, invoices, correspondence, files, books and records relating to or arising in connection with Sellers' Accounts Receivable Collection Business, and the corporate minute books and stock books of the CRW Subsidiaries but excluding (1) Sellers' corporate minute books and stock books; and (2) Sellers' files, books and records relating exclusively to Sellers' Assets not included in the Specified Assets or to Sellers' liabilities not included in the Specified Liabilities.

                 (I) All of Sellers' claims, causes of action and other legal rights and remedies, whether or not known as of the Effective Date, relating to Sellers' ownership of the Specified Assets and/or the operation of Sellers' Accounts Receivable Collection Business, but excluding causes of action and other legal rights and remedies of Sellers (1) against the Buying Companies with respect to the transactions contemplated by this Agreement; or (2) relating exclusively to Sellers' Assets not included in the Specified Assets or to Sellers' liabilities not included in the Specified Liabilities.

                 (J) All of the outstanding capital stock of the CRW
Subsidiaries.

           2.1.2 Specified Liabilities of Sellers. The "Specified Liabilities of Sellers" means the following specifically described liabilities of Sellers as of the Effective Date incurred or arising in connection with Sellers' Accounts Receivable Collection Business:

                 (A) The current liabilities of Sellers incurred or arising in connection with Sellers' Accounts Receivable Collection Business, notes payable in the aggregate principal amount of $210,000 payable to CNF California, L.P. and CNF Texas, L.P. and the long term debt in the approximate amount of $80,000 payable to Ontario Systems Corporation for a software license agreement, all of which shall be included on the Closing Balance Sheet (as defined in, and to be prepared in accordance with, Section 3.2.1), but only to the extent that the incurrence or existence of any such liability does not constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement (including, but not limited to, those of Section 4.8). Except as set forth above in this Section 2.12(A), the Specified Liabilities shall not include (1) any liabilities for any Taxes; (2) any long-term debt; (3) any notes payable; (4) any liabilities for overdrafts or any other liabilities with respect to bank accounts; or (5) any intercompany payables or any guarantees of indebtedness of any of the Selling Companies or any subsidiary or affiliate.

                 (B) The liabilities of Sellers under those Specified Contracts (as defined in Section 4.13) to which a Seller is a party (excluding the lease for the Mall Boulevard facility), but only to the extent that such liabilities are not due to any breach or default by any of the Selling Companies under any such Specified Contract. Notwithstanding the foregoing, the Specified Liabilities of Sellers shall not include the liabilities of the Selling Companies under (1) this Agreement or any other Contracts entered into by the Selling Companies with the Buying Companies in connection with the transactions contemplated by this Agreement; (2) any Contracts that constitute or evidence Employee Benefit Plans of Sellers; and (3) any Contracts relating to the formation or acquisition of Sellers or any of the predecessors of Sellers' Accounts Receivable Collection Business, except as set forth in Section 2.1.2(C).

                 (C) Sellers' Obligation to pay an earn-out, if any, pursuant to the agreement with respect to the acquisition of the assets of PCC Credit, Inc., which Obligation shall not exceed $200,000 and any Obligations in excess of such amount shall remain the Obligations of Sellers.

      2.2. No Other Liabilities. Notwithstanding any other provisions of this Agreement, Buyers shall not purchase the Specified Assets subject to, and Buyers shall not in any manner assume or be liable or responsible for any Obligations (as defined in Section 1.17) of Sellers other than the Specified Liabilities, and all Obligations of Sellers other than the Specified Liabilities shall remain the sole responsibility of Sellers. Without limiting the generality of the foregoing, and in addition to the liabilities excluded from the Specified Liabilities under Section 2.1.2, Buyers shall not in any manner assume or be liable or responsible for any of the following Obligations of Sellers, whether or not reflected on the Closing Balance Sheet:

           2.2.1 Affiliates. Any Obligation to any of the Selling Companies or any current or former shareholder, partner, director or controlling Person (as defined in Section 1.19) of any of the Selling Companies, or to any other Person affiliated with any of the Selling Companies, or their respective affiliates and predecessors.

           2.2.2 Taxes. Any Obligation for any Tax, including but not limited to, (a) any Tax payable by any of the Selling Companies with respect to Sellers' business operations, including without limitation, the Sellers' Accounts Receivable Collection Business; (b) any Tax payable by any of the Selling Companies with respect to the ownership, possession, purchase, lease, sale, disposition or use of any of the Selling Company's Assets at any time, including without limitation, the Specified Assets; (c) any Tax resulting from the sale of the Specified Assets to Buyers or otherwise resulting from the transactions contemplated by this Agreement; (d) any Obligation for any Tax of any Person under Treasury Regulation Section 1.1502-6 (or any similar provisions of Law), as a transferee or successor, by Contract or otherwise, incurred or attributable to any period ending prior to or including, the Closing Date; and (e) any Obligation for any Tax incurred by either of the CRW Subsidiaries which is properly attributable to any period ending on or prior to the Closing Date, or with respect to which the Sellers are otherwise liable under Section 7.8.1 hereof.

           2.2.3 Post-Closing. Any Obligation that is incurred or arises after the Effective Date, or that relates to any Proceeding (as defined in Section 1.20) or other event that occurs or circumstances that exist after the Effective Date.

           2.2.4 Transaction Related. Any Obligation that was or is incurred in connection with the negotiation, execution or performance of this Agreement, including without limitation broker fees, legal fees and accounting fees (except as provided in Section 3.3), and any other Contracts entered into between or among Buying Companies and the Selling Companies, or among the Buying Companies, Selling Companies and other parties, in connection with the transactions contemplated by this Agreement.

           2.2.5 Defaults. Any Obligation (other than Obligations under Specified Contracts which are governed by Section 2.1.2(B)), the incurrence or existence of which constitutes or will constitute a breach or failure of, or a default under, any representation, warranty, covenant or other provision of this Agreement, including, but not limited to, any Obligation, whether or not known to the Selling Companies, that has not been disclosed to the Buying Companies in writing in this Agreement or the Schedules and Exhibits hereto.

           2.2.6 Employees. Except for the Employment Contracts listed on
Schedule 4.13, any Obligation to any or all employees of Selling Companies, including, but not limited to, Obligations under Selling Companies' payroll savings, profit sharing and/or other retirement plans ("Sellers' Retirement Plans'"), Obligations under Sellers' Group Plans (as defined in Section 2.1.1), and Obligations for severance pay and other termination benefits.

           2.2.7 Infringement. Any Obligation arising in connection with or related to Selling Companies' infringement or alleged infringement of any Software or Intangible of any Person.

           2.2.8 Encumbrances. Any Encumbrance (excluding leases which are Specified Contracts, excluding use restrictions on commercially available Software and Encumbrances set forth on Schedule 4.6) on or affecting Selling Companies' Assets including, without limitation, the Specified Assets.

           2.2.9 Proceedings. Any Proceeding or Judgment listed or required to be listed on Schedule 4.18.

      2.3. Sellers' Employees. Subject to the condition that the Closing hereunder occurs, Buyers shall offer to employ, as of the Effective Date, all of the employees of Sellers engaged in Sellers' Accounts Receivable Collection Business set forth on lists previously delivered to Buyers by Sellers. Such employment will be on an "at will" basis for comparable salaries or wages and (to the extent possible) with vacation and severance benefits, if any, comparable to those provided by Buyers to employees at comparable levels and with comparable responsibilities, based on the date each such employee, respectively, was first employed by Sellers' Accounts Receivable Collection Business or its predecessor. Any such employment by Buyers may, at some time, require relocation by the employee to Buyers's currently occupied facilities. Buyers does not assume, and Sellers shall be fully responsible for the payment of, any severance or other benefits related to or payable upon the termination of any of its employees, including, without limitation, any employees not offered employment by Buyers and any employees offered employment by Buyers who fail to accept such employment offer. Sellers shall cooperate with Buyers's efforts to employ and retain any such employees. Within at least thirty (30) days of the Closing Date, Sellers shall provide to Buyers accurate and complete copies of the personnel records of Sellers' employees engaged in Sellers' Accounts Receivable Collection Business. Sellers shall be responsible for compliance with all Laws related to the termination by Sellers of Sellers' employees.

3.    PURCHASE PRICE AND CLOSING FINANCIAL STATEMENT

      3.1. Purchase Price and Allocation. The total purchase price for the Specified Assets, subject to the adjustment described in Section 3.4, ("Purchase Price") shall consist of: (a) a cash payment ("Closing Payment") in the amount of Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000) payable at Closing by Buyers; (b) 345,178 shares (the "Closing Stock") of the common stock, no par value of NCO ("NCO Common Stock") deliverable at Closing by Buyers to Sellers; (c) a warrant in the form of Exhibit 6.2.10 attached hereto (the "Warrant") to purchase 250,000 shares of NCO Common Stock at a purchase price of $27.625 per share deliverable at Closing by Buyers to Sellers; and (d) the assumption of the Specified Liabilities by Buyers in accordance with Section
2.1. As soon as practicable following the Closing Date, the Purchase Price shall be valued based upon an appraisal of the Warrant and Closing Stock prepared by Janney Montgomery Scott Inc. (the "Janney Appraisal") and allocated among each Seller's Specified Assets, Specified Liabilities and the noncompetition covenants set forth in Section 8.3 by the mutual good faith agreement of the parties and evidenced in Exhibit 3.1 to be attached hereto. Sellers shall not disclose or report a value for the Warrant and Closing Stock until the Janney Appraisal is obtained and thereafter, shall not disclose or report a value for the Warrant and Closing Stock as of the Effective Date in excess of that shown in the Janney Appraisal.

      3.2. Closing Financial Statements. The Sellers shall prepare or cause to be prepared certain financial statements of Sellers' Accounts Receivable Collection Business ("Closing Financial Statements"), and shall engage Arthur Andersen & Co., Philadelphia, Pennsylvania ("Sellers' Accountants") to conduct an audit ("Closing Audit") of the Closing Financial Statements, in accordance with the following provisions:

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           3.2.1 Type of Statements. The Closing Financial Statements shall include balance sheets of the Sellers' Accounts Receivable Collection Business as of December 31, 1994, 1995 and 1996 and as of the Effective Date ("Closing Balance Sheet") and a statement of income and divisional equity and statement of cash flows of the Accounts Receivable Collection Business for the years ended December 31, 1994, 1995 and 1996 and for the period from January 1, 1997 to the Effective Date (the "Interim Period"), and shall (a) be prepared in accordance with GAAP (as defined in Section 1.9); (b) fairly present the financial condition and results of operations of the Accounts Receivable Collection Business as of the dates and for the periods indicated; and (c) be audited by Sellers' Accountants whose reports thereon shall be without qualification.

           3.2.2 Audit Requirements. All of the Closing Financial Statements shall be prepared and audited in accordance with GAAP (as defined in Section 1.9). The Sellers shall fully cooperate with Sellers' Accountants in connection with the Closing Audit including, but not limited to, agreeing to any required adjustments and taking any other necessary actions to enable the audit report issued by Sellers' Accountants with respect to the Closing Financial Statements ("Audit Report") to be completely unqualified without any explanatory paragraphs. At the request of NCO, the Sellers shall instruct Sellers' Accountants to review with NCO's employees or representatives and/or the Philadelphia office of Coopers & Lybrand ("Buying Companies' Accountants") the workpapers prepared by Sellers' Accountants in connection with the Closing Audit ("Audit Workpapers") before Sellers' Accountants finalize the Closing Financial Statements and Audit Report.

           3.2.3 Delivery of Documents. The Sellers shall instruct Sellers' Accountants to deliver to Buying Companies, within forty five (45) days after the Effective Date, the Closing Financial Statements, including at least one original signed copy of the Audit Report and to allow Buying Companies to examine and copy the Audit Workpapers. On or before the date that Sellers' Accountants deliver the Closing Financial Statements and accompanying documents to Buying Companies, the Sellers shall deliver to Buying Companies detailed lists ("Closing Balance Sheet Lists") of all of the Assets (as defined in Section 1.2) and Obligations (as defined in Section 1.17) of Selling Companies reflected on the Closing Balance Sheet (including those Assets which have been fully depreciated or fully amortized, and the related, accumulated depreciation and amortization), by balance sheet account, and with aggregate net balances equal to the balances on the Closing Balance Sheet. The Closing Balance Sheet Lists shall include, but not necessarily be limited to, detailed lists of (a) Cash Assets (as defined in Section 1.3), itemized by bank or other account, showing cost and market value if different from cost; (b) Accounts Receivable (as defined in Section 1.1), showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable ("Receivables Lists"); (c) other current assets, itemized by category and with appropriate explanation; (d) Tangible Property (as defined in Section 1.23), grouped as to type, showing cost, accumulated depreciation and net book value; (e) Software (as defined in Section 1.22) and Intangibles (as defined in Section 1.12), showing cost or amount capitalized, accumulated amortization and net book value; (f) accounts payable, itemized by payee; (g) accrued expenses and reserves, itemized by category and with appropriate explanation; (h) deferred revenues, itemized by customer and time periods; and (i) other current and long-term liabilities, itemized by payee. The Closing Financial Statements shall be accompanied by a certificate ("CFO Certificate") signed by the Chief Financial Officer of the Sellers in which they represent and warrant to the Buying Companies that (v) the Closing Financial Statements were prepared in

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



accordance with GAAP and fairly present the financial condition and results of operations of Sellers' Accounts Receivable Collection Business as of and for the years ended December 31, 1994, 1995 and 1996 and as of the Effective Date and for the Interim Period; and (w) the Closing Balance Sheet Lists are accurate and complete.

      3.3. Payment for Provision of Closing Financial Statements. The Sellers shall bear and pay all of the cost charged by Sellers' Accountants for providing the Closing Financial Statements (other than the Closing Balance Sheet), except that Buying Companies shall pay the cost charged by Sellers' Accountants for preparing the financial statements for the Interim Period and the Closing Balance Sheet.

      3.4. Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows:

           3.4.1 Balance Sheet Adjustment. If the Actual TNW (as defined below) is less than the Minimum TNW (as defined below), then the Purchase Price shall be decreased by the amount by which Actual TNW is less than the Minimum TNW, and if the Actual TNW is greater than the Minimum TNW, then the Purchase Price shall be increased by the amount by which Actual TNW is greater than the Minimum TNW (the adjustment provided for by this Section is referred to as the "TNW Adjustment"); provided, however, that no TNW Adjustment shall be made with respect to the first Fifty Thousand Dollars ($50,000) of any TNW Adjustment otherwise required by this Section 3.4.1. The "Actual TNW" shall equal (a) the net book value of the Specified Assets as of the Effective Date (including for the purpose, the net book value of any purchased software and purchased programming as of the Effective Date), as reflected on the Closing Balance Sheet (excluding the book value of equipment purchased since December 31, 1996 not in the ordinary course of business), minus the net book value of Intangibles (including for this purpose, the net book value of any internally developed Software) of Sellers' Accounts Receivable Collection Business as of the Effective Date, as reflected on the Closing Balance Sheet minus (b) the Specified Liabilities as of the Effective Date, as reflected on the Closing Balance Sheet. The "Minimum TNW" shall equal Three Million Six Hundred Thousand Dollars ($3,600,000).

           3.4.2 Statement of Adjustments. The Sellers shall instruct Sellers' Accountants to (a) prepare a statement ("Statement of Adjustments") showing a clear and detailed calculation of the Actual TNW and the TNW Adjustment to the Purchase Price described in this Section 3.4; and (b) deliver the Statement of Adjustments to Buying Companies at the same time as the Closing Financial Statements and related documents are delivered to Buying Companies under Section
3.2.3. Buying Companies shall notify the Sellers, in reasonable detail, of any objections to the Statement of Adjustments (which may include objections to the Closing Financial Statements and objections due to Obligations of Sellers which were not reflected on the Closing Balance Sheet or the Statement of Adjustments) within sixty (60) days after Buying Companies receive the Statement of Adjustments and all of the documents required to be delivered to Buying Companies under Section 3.2.3. If Buying Companies do not notify the Sellers of any such objections by the end of that sixty-day period, then the Statement of Adjustments, as prepared by the Sellers' Accountants, shall be considered final on the last day of that sixty-day period. If Buying Companies do notify the Sellers of any such objections by the end of that sixty-day period, and Buying Companies and the Sellers are unable to resolve their differences within fifteen
(15) days thereafter, then the disputed items on the Statement of

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Adjustments shall be reviewed, as soon as possible, at Buying Companies'
expense, by the Buying Companies' Accountants. The Sellers and Buying Companies shall instruct their respective Accountants to, in good faith, use their best efforts to resolve such disputed items to their mutual satisfaction and to deliver a final Statement of Adjustments to the Sellers and Buying Companies as soon as possible. If Sellers' Accountants and the Buying Companies' Accountants are unable to resolve any such disputed items within thirty (30) days after receiving such instructions, then the remaining disputed items shall be submitted to another of the "Big Six" certified public accounting firms selected by the mutual agreement by Sellers' Accountants and Buying Companies' Accountants ("Arbiter"), for resolution, with the costs thereof paid fifty percent (50%) by the Selling Parties and fifty percent (50%) by Buying Companies, and the Arbiter shall be instructed to deliver a final Statement of Adjustments to the Selling Parties and Buying Companies as soon as possible.

           3.4.3 Payment of TNW Adjustment. If the TNW Adjustment to the Purchase Price constitutes a decrease in the Purchase Price, the Selling Companies, jointly and severally, shall pay to Buyers an amount equal to the TNW Adjustment. If the TNW Adjustment to the Purchase Price constitutes an increase in the Purchase Price, the Buyers shall pay to Sellers an amount equal to the TNW Adjustment. Any payment under this Section shall be made within fifteen (15) business days after the Statement of Adjustments is finalized in accordance with
Section 3.4.2.

      3.5. Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $100,000 shall be made by wire transfer of immediately available United States federal funds; (c) any payment exceeding $10,000, but not exceeding $100,000, may be made by bank certified, treasurer's or cashier's check; and (d) any payment not exceeding $10,000 may be made by ordinary check.

4.    REPRESENTATIONS OF THE SELLERS

      Knowing that the Buying Companies rely thereon, the Sellers, jointly and severally, represent and warrant to the Buying Companies, and covenant with the Buying Companies, as follows:

      4.1. Organization. Each of the Selling Companies is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of the Selling Companies possesses the full corporate power and authority to own its Assets, conduct its business as and where presently conducted, and enter into and perform this Agreement. Each Selling Company is duly qualified to do business in each jurisdiction listed on
Schedule 4.1, and no Selling Company is required to be qualified in any other jurisdiction except where the failure to be so qualified would not have, and could not be reasonably be expected to have, a Material Adverse Effect (as defined in Section 1.16). Schedule 4.1 states, for each Selling Company (a) its exact legal name; (b) all foreign jurisdictions in which it is qualified or registered to do business and has an office; and (c) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since July 17, 1992. Accurate and complete copies of each Selling Company's articles or certificate of incorporation, bylaws and other organization and related documents, each as amended to date, and all Contracts relating to the acquisition of Sellers' Accounts Receivable Collection Business (or its affiliates or predecessors) have been delivered to Buyers. CRW owns all of the issued and outstanding capital stock of each of CRW Texas, Inc., a Texas corporation, and CRW California, Inc., a California corporation (collectively, the "CRW Subsidiaries"), and Kaplan.
Schedule 4.1 is an accurate and complete list of the authorized, issued and outstanding shares of stock of each CRW Subsidiary and the names of all of the directors and officers of each CRW Subsidiary. CRW is the legal and beneficial owner of, and has good and valid title to, all of the outstanding capital stock of each of the CRW Subsidiaries, free and clear of any Encumbrances. Except for the shares of capital stock listed on Schedule 4.1, there are no other issued or outstanding shares of capital stock of any CRW Subsidiary. All of the issued and outstanding shares of capital stock of the CRW Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable, with no liability attaching to the ownership thereof. There are no outstanding options, puts, calls, warrants, subscriptions, stock appreciation rights, phantom stock, or other Contracts or Contract Rights relating to the offering, sale, issuance, redemption or disposition of any shares of capital stock or other securities in any of the CRW Subsidiaries. No Selling Company owns any securities of any corporation or any other interest in any Person engaged in the Accounts Receivable Collection Business, except as set forth on Schedule 4.1. Selling Companies do not have any predecessors other than as set forth on Schedule 4.1. For the purposes of determining the applicability of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations promulgated thereunder (collectively, "HSR Act"), CRW is an "ultimate parent entity" within the meaning of the HSR Act and the Selling Companies are not a "$100,000,000 person" within the meaning of the HSR Act.

      4.2. Effect of Agreement. The execution, delivery and performance of this Agreement by each of the Sellers and the consummation by each of the Sellers of the transactions contemplated hereby, (a) have been, or shall have been by the Closing Date, duly authorized by all necessary corporate actions by their respective shareholders and boards of directors; (b) do not constitute a violation of, a default under, or termination of the articles or certificate of incorporation or other organizational documents of any Selling Company or;
(c) except as set forth on Schedule 4.2, do not constitute a default or breach of (immediately after the giving of notice, passage of time or both), or termination of any material Contract to which any of the Selling Companies is a party or by which any of the Selling Companies is bound; (d) do not constitute a violation of any Law applicable to any of the Selling Companies or to Sellers' Accounts Receivable Collection Business or Assets except where the failure to comply would not have a Material Adverse Effect (as defined in Section 1.16);
(e) except as stated on Schedule 4.2, do not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.19); (f) do not accelerate or otherwise modify any Obligation (as defined in Section 1.17) of any Selling Company; and (g) do not result in the creation of any Encumbrance (as defined in Section 1.8) upon, or give to any other Person any interest in, any of Sellers' Accounts Receivable Collection Business or Assets. There exists no rights of first refusal or other preemptive rights with respect to Sellers' Accounts Receivable Collection Business or Assets. This Agreement constitutes the valid and legally binding agreement of each of the Sellers, enforceable against each of the Sellers in accordance with its terms.

      4.3. Financial and Corporate Records. Selling Companies' books and records pertaining to the Sellers' Accounts Receivable Collection Business are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP (as defined in Section 1.9), and fairly and accurately reflect all Assets and Obligations of Sellers' Accounts Receivable Collection Business and all Contracts and transactions to which any Selling Company is or was a party or by which any Selling Company or any of its business or Assets is or were affected and which relate or pertain to Sellers' Accounts Receivable Collection Business. Selling Companies' corporate minute books that have been made available to Buyers are accurate in all material respects.

      4.4. Compliance with Law. The operation of Sellers' Accounts Receivable Collection Business, the conduct of Sellers' Accounts Receivable Collection Business as and where such business has been or presently is conducted, and the ownership, possession and use of the Assets used in or for the Sellers' Accounts Receivable Collection Business comply with all Laws (as defined in Section 1.15) applicable to Selling Companies, their operations, business, Assets or Obligations except where the failure to comply would not have a Material Adverse Effect (as defined in Section 1.16). Except as set forth on Schedule 4.4, Selling Companies have obtained and hold all Permits (as defined in Section 1.18) required for the lawful operation of Sellers' Accounts Receivable Collection Business as and where such business is presently conducted except where the failure to obtain and maintain such Permits would not have a Material Adverse Effect. All Permits relating to the Sellers' Accounts Receivable Collection Business held by any Selling Company are listed on Schedule 4.4, and copies of such Permits have been delivered to Buyers.

      4.5. Financial Statements. Schedule 4.5 includes accurate and complete copies of the following financial statements ("Financial Statements"): (a) the unaudited consolidated balance sheets and statements of income, equity, and notes thereto of Sellers' Accounts Receivable Collection Business as of and for the fiscal year ended December 31, 1995; and (b) unaudited consolidated balance sheets and statements of income (the "Interim Financial Statements") of Sellers' Accounts Receivable Collection Business as of and for the twelve months ended December 31, 1996. All of the Financial Statements (a) were prepared in accordance with GAAP provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation terms; (b) present fairly the financial condition of and result of operation of the Sellers' Accounts Receivable Collection Business as of such dates and for such periods; and (c) all adjustment that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments) have been made.

      4.6. Assets. Sellers have provided to Buyers detailed lists of all Assets used in or for Sellers' Accounts Receivable Collection Business. Except as set forth on Schedule 4.6, each Selling Company has good and marketable title to all of its Assets used in Sellers' Accounts Receivable Collection Business and has the right to transfer all right, title and interest in such Assets to Buyers, free and clear of any Encumbrance (as defined in Section 1.8). Except for the Specified Assets, no other Assets are necessary to operate the Sellers' Accounts Receivable Collection Business.

      4.7. Sellers' Obligations. All amounts due to customers for collections made by Sellers as of the date hereof have either been remitted to the proper customers or have been deposited in escrow accounts maintained by Sellers and which are being transferred to Buyers on the date hereof. Selling Companies have no Obligations to National Westminster Bank of New Jersey and any Obligations to National WestMinster Bank of New Jersey which were secured by UCC-1 financing statements which currently appear of record against any Specified

Assets have been paid in full. Any UCC-1 financing statements which appear of record against any Specified Assets evidence security interests held by vendors of equipment for indebtedness which is set forth in Sellers' Interim Financial Statements for the twelve months ended December 31, 1996 or evidence leases of leased Tangible Property.

      4.8. Operations Since December 31, 1996. Except as set forth on Schedule 4.8, from December 31, 1996 to the date of this Agreement:

           4.8.1 Except in the ordinary course of its business consistent with its past practices, no Selling Company has (a) created or assumed any Encumbrance upon any of the Sellers' Accounts Receivable Collection Business or Assets, (b) incurred any Obligation on behalf of or relating to Sellers' Accounts Receivable Collection Business, (c) made any loan or advance to any Person on behalf of or relating to Sellers' Accounts Receivable Collection Business; (d) assumed, guaranteed or otherwise become liable for any Obligation of any Person on behalf of or relating to Sellers' Accounts Receivable Collection Business; (e) committed for any capital expenditure on behalf of or relating to Sellers' Accounts Receivable Collection Business; (f) purchased, leased, sold, abandoned or otherwise acquired or disposed of any part of the Sellers' Accounts Receivable Collection Business or Assets; (g) waived any right or canceled any debt or claim on behalf of or relating to Sellers' Accounts Receivable Collection Business; (h) assumed or entered into any Contract on behalf of or relating to Sellers' Accounts Receivable Collection Business other than this Agreement; (i) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives engaged in the Sellers' Accounts Receivable Collection Business; or (j) done anything else outside the ordinary course of business on behalf of or relating to Sellers' Accounts Receivable Collection Business, whether or not specifically described in any of the foregoing clauses.

           4.8.2 Even in the ordinary course of its business consistent with its past practices, no Selling Company has incurred any Obligation on behalf of or relating to Sellers' Accounts Receivable Collection Business, made any loan to any Person on behalf of or relating to Sellers' Accounts Receivable Collection Business, acquired or disposed of any part of the Sellers' Accounts Receivable Collection Business or Assets, entered into any Contract (other than customer Contracts), or done any of the other things described in Section 4.8.1, involving an amount exceeding $50,000 in any single case or $250,000 in the aggregate.

           4.8.3 There has been no material adverse change or material casualty loss affecting the Selling Companies, the Sellers' Accounts Receivable Collection Business or Assets, the financial condition of Selling Companies or Sellers' Accounts Receivable Collection Business, and there has been no material adverse change in the financial performance of Selling Companies or the Sellers' Accounts Receivable Collection Business.

      4.9. Accounts Receivable. All Accounts Receivable arose in the ordinary course of business and are proper and valid accounts receivable. There are no refunds, discounts, rights of setoff or assignment affecting any such Accounts Receivable. Proper amounts of deferred revenues appear on Selling Companies' books and records, in accordance with generally accepted accounting principles, with respect to all of Selling Companies' (a) billed but unearned Accounts Receivable; (b) previously billed and collected Accounts Receivable still unearned; and (c) unearned customer deposits.

      4.10. Tangible Property. Except as set forth on Schedule 4.6, each Selling Company has good and valid title to all of its Tangible Property used in or for the Sellers' Accounts Receivable Collection Business, free and clear of any Encumbrances. All of Selling Companies' Tangible Property used in or for the Sellers' Accounts Receivable Collection Business is located at Sellers' Accounts Receivable Collection Facilities (as defined in Section 4.11), and each Selling Company has the full and unqualified right to require the immediate return of any of its Tangible Property which is not located at Sellers' Accounts Receivable Collection Facilities. All Tangible Property used by each Selling Company or its customers in the Sellers' Accounts Receivable Collection Business is in good condition, ordinary wear and tear excepted, and is sufficient for the operation of Sellers' Accounts Receivable Collection Business as presently conducted.

      4.11. Real Property. No Selling Company owns any Real Property (as defined in Section 1.21) used in or for the Sellers' Accounts Receivable Collection Business. Schedule 4.11 is a detailed list of all Real Property leased by any Selling Company used in or for Sellers' Accounts Receivable Collection Business (the "Accounts Receivable Collection Facilities"), showing location, rental cost and landlord. All Accounts Receivable Collection Facilities under lease to or otherwise used by any Selling Company are in good condition, ordinary wear and tear excepted, and are sufficient for the current operations of Sellers' Accounts Receivable Collection Business. No Accounts Receivable Collection Facilities, nor the occupancy, maintenance or use thereof, is in violation of, or breach or default under, any Contract or Law, and no notice from any lessor, governmental body or other Person has been received by any of the Selling Companies or served upon any such Accounts Receivable Collection Facilities claiming any violation of, or breach or default under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alternation or installations. None of the Selling Companies has placed or caused to be placed, and none of the Selling Companies has any knowledge or belief that there were or are, any Hazardous Substances on or under any of Sellers' Accounts Receivable Collection Facilities.

      4.12.Software and Intangibles. Schedule 4.12 is an accurate and complete list and description of all Intangibles (as defined in Section 1.12) owned, marketed, licensed, used or under development by any Selling Company and used in or for Sellers' Accounts Receivable Collection Business. Except as explained on
Schedule 4.12, each Selling Company has good and valid title to all of the Intangibles listed on Schedule 4.12, and has the full right to use and transfer to Buyers all of the Software used in the Accounts Receivable Collection Business and all of the Intangibles listed on Schedule 4.12, free and clear of any Encumbrance (as defined in Section 1.8) (except for use restrictions contained in licensed commercially available Software). To the Knowledge of each of the Selling Companies, none of the Software used in the Accounts Receivable Collection Business and none of the Intangibles listed on Schedule 4.12, or their respective past or current uses, has violated or infringed upon, or is violating or infringing upon, any Software, patent, copyright, trade secret or other Intangible of any Person. To the Knowledge of each of the Selling Companies, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the Software used in the Accounts Receivable Collection Business or any of the Intangibles listed on Schedule 4.12. None of the Software used in the Accounts Receivable Collection Business and none of the Intangibles listed on Schedule 4.12 is owned by or registered in the name of any current or former shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of any of

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the Selling Companies nor does any such Person have any interest therein or right thereto, including but not limited to the right to royalty payments.

      4.13. Contracts. For the purposes of this Agreement, "Specified Contracts" means all of the Contracts to which any Selling Company is a party or by which any Selling Company is bound relating to the Sellers' Accounts Receivable Collection Business, excluding Contracts which constitute Employee Benefit Plans listed on Schedule 4.15, oral Contracts with employees for "at will" employment, Contracts which constitute Insurance Policies listed on Schedule 4.19, this Agreement and all other Contracts entered into between Sellers and Buying Companies, or among Sellers, Buying Companies and other parties in connection herewith. Set forth on Schedule 4.13 is an accurate and complete list of all Specified Contracts which involve future Obligations of $10,000 or more. Except as set forth on Schedule 4.13, with respect to each of the Specified Contracts, no Selling Company is in default thereunder in any material respect nor would be in default thereunder in any material respect with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.13, to the Knowledge of each Selling Company, none of the other parties to any Specified Contract is in default thereunder in any material respect or would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on
Schedule 4.13, no Selling Company has given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms in all material respects. The Specified Contracts are all the Contracts necessary and sufficient to operate Sellers' Accounts Receivable Collection Business. Except as set forth on Schedule 4.13, there are no currently outstanding proposals or offers submitted by any Selling Company to any customer, prospect, supplier or other Person with respect to Sellers' Accounts Receivable Collection Business which, if accepted, would result in a legally binding Contract of such Selling Company involving an amount or commitment exceeding $50,000 in any single case or an aggregate amount or commitment exceeding $250,000 in the aggregate.

      4.14. Employees and Independent Contractors. Except as limited by any employment Contracts listed on Schedule 4.13 and except for any limitations of general application which may be imposed under applicable employment Laws, each Selling Company has the right to terminate the employment of each of its employees engaged in the Sellers' Accounts Receivable Collection Business at will and to terminate the engagement of any of its independent contractors engaged in the Sellers' Accounts Receivable Collection Business without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with Sellers' disclosed severance pay policy. Each Selling Company is in full compliance with all Laws respecting employment practices, except where the failure to so comply would not have a Material Adverse Effect. No Selling Company has been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of any Selling Company. No Selling Company has experienced any labor problem that was or is material to Sellers' Accounts Receivable Collection Business. To the Selling Companies' Knowledge (as defined in Section 1.14), each Selling Company's relations with its employees engaged in the Sellers' Accounts Receivable Collection Business are currently on a good and normal basis. Except as indicated on Schedule 4.14A, since January 1, 1996, no officer or manager of any Selling Company engaged in the Sellers' Accounts Receivable Collection Business has indicated an intention to terminate his or her employment with such Selling Company. To the Selling Companies' Knowledge (as defined in Section 1.14), the transactions contemplated by this Agreement will not adversely affect relations with Selling Companies' officers or managers engaged in the Sellers' Accounts Receivable Collection Business. Since November 1, 1996, Sellers have not had an "employment loss" within the meaning of the Workers' Adjustment and Retraining Notification Act ("WARN Act") and the regulations thereunder.

      4.15. Employee Benefit Plans. Except as set forth on Schedule 4.15, Selling Companies do not sponsor, maintain or contribute to, or have any ongoing Obligations with respect to, any Employee Benefit Plan (as defined in Section 1.7), including, but not limited to, any employee benefit plan as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to employees of the Sellers' Accounts Receivable Collection Business. Schedule 4.15 includes a list of each of the Selling Companies' Employee Benefit Plans covering employees of the Sellers' Accounts Receivable Collection Business that is currently in effect or as to which any of the Selling Companies have any ongoing Obligation. Copies of all Employee Benefit Plans described on Schedule 4.15 and all written materials used by the Selling Companies to describe its Employee Benefit Plans to employees of the Securities Products Business have been delivered to Buying Companies. With respect to each Employee Benefit Plan described on Schedule 4.15, the Selling Companies have operated and currently operate such plan in compliance with the plan documents and all applicable Laws, including without limitation ERISA and the Internal Revenue Code of 1986, as amended (the "Code") (including, but not limited to, Section 4980B thereof) and the regulations thereunder.

      4.16. Customers, Prospects and Suppliers. Each of the ten largest customers (measured by volume of placements) of Sellers' Accounts Receivable Collection Business (the "Ten Largest Customers") have signed a Contract and are listed in the list of customers previously delivered to Buying Companies. Sellers have previously delivered to Buying Companies a list of prospects and proposals of Sellers' Accounts Receivable Collection Business. All of the proposals made to the prospects listed on Schedule 4.16 are still pending and have not been rejected. Except as set forth on Schedule 4.16, since January 1, 1996, none of the Ten Largest Customers of Sellers' Accounts Receivable Collection Business has given notice or otherwise indicated to any of the Selling Companies that it will or intends to terminate or not renew its Contract with any of the Selling Companies before the scheduled expiration date or otherwise terminate its relationship with any of the Selling Companies. To the Selling Companies' Knowledge, the relationship of each Selling Company with customers and suppliers of Sellers' Accounts Receivable Collection Business are currently on a good and normal basis. No Selling Company has received notice of any threat of termination of the Contract with any of the Ten Largest Customers since January 1, 1996. To the Selling Companies' Knowledge, the transactions contemplated by this Agreement will not adversely affect relations with any of the Ten Largest Customers. The President of CRW has had communication with the California Student Aid Council ("CSAC"), and based on such communication, Sellers understand that CSAC does not intend to terminate its contracts with Sellers solely by reason of the consummation of the transactions contemplated hereby but will consider consenting to the assignment of its Contract after it has had the opportunity to evaluate Buyers.

      4.17. Taxes. Each of the Selling Companies has timely filed all Tax returns and reports required to be filed by it (including, without limitation, all declarations, reports, estimates, information returns and statements (referred to herein as "Tax Returns"), all of which were accurately prepared, and, except as set forth in Schedule 4.17, each of the Selling Companies

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has timely paid all Taxes or withholdings required to be paid by it with respect to such Tax Returns. Each of the Selling Companies has properly withheld from payments to its employees, contractors, salesmen, agents, representatives, vendors and other Persons engaged in the Sellers' Accounts Receivable Collection Business all amounts required by Law to be withheld, and each of the Selling Companies has timely filed all Tax Returns to be filed by it with respect to such withholdings. Except as indicated on Schedule 4.17, (i) no audit or other Proceeding is pending or threatened against any of the Selling Companies,
(ii) no notice of deficiency or adjustment has been received by any of the Selling Companies, by or from any governmental taxing authority, with respect to sales, use, excise, real property, payroll, withholding or similar Taxes,
(iii) there are no agreements or waivers in effect which provide for an extension of time for the assessment of any such Tax against any of the Selling Companies, (iv) each of the CRW Subsidiaries have established on their books and records reserves in accordance with generally accepted accounting principles that are adequate for the payment of all Taxes not yet due and payable, and
(v) there are no liens for Taxes upon the Specified Assets (including for these purposes the both the stock and underlying assets of the CRW Subsidiaries) other than any liens for Taxes not yet due and payable.

      4.18. Proceedings and Judgments. Except as described on Schedule 4.18,
(a) no Proceeding (as defined in Section 1.20) involving or related to the Sellers' Accounts Receivable Collection Business or Assets is currently pending or to the Selling Companies' Knowledge threatened, nor has any Proceeding occurred at any time since July 17, 1992, to which any Selling Company is or was a party, or by which any Selling Company or the Sellers' Accounts Receivable Collection Business or Assets is or was affected in any material respect; (b) no Judgment (as defined in Section 1.13) involving or related to the Sellers' Accounts Receivable Collection Business or Assets is currently outstanding, nor has any Judgment been outstanding at any time since July 17, 1992, against any Selling Company, or by which any Selling Company or the Sellers' Accounts Receivable Collection Business or Assets is or was affected; and (c) no breach of contract, material breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other material claim of any nature involving or related to the Sellers' Accounts Receivable Collection Business or Assets has been asserted or, to the Selling Companies' Knowledge, threatened by or against any Selling Company at any time since July 17, 1992, and there is no basis for any such claim. As to each matter described on
Schedule 4.18, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyers.

      4.19. Insurance. Schedule 4.19 is an accurate and complete list and description of all Insurance Policies (as defined in Section 1.11) currently owned or maintained by any of the Selling Companies (excluding Insurance Policies that constitute Employee Benefit Plans described on Schedule 4.15) in connection with or for the benefit of Sellers' Accounts Receivable Collection Business and all liability and errors and omissions Insurance Policies owned or maintained by any of the Selling Companies and/or any of their predecessors at any time since July 17, 1992 in connection with or for the benefit of Sellers' Accounts Receivable Collection Business. No Selling Company has received notice of cancellation with respect to any such current Insurance Policy, and, to the Knowledge of the Selling Companies, there is no basis for the insurer thereunder to terminate any such current Insurance Policy. Each such Insurance Policy is or was in full force and effect during the period(s) of coverage indicated on
Schedule 1.11. Except as described on Schedule 4.19, there are no claims that are pending under any of the Insurance Policies described on Schedule 4.19.

      4.20. Questionable Payments. To the Knowledge of the Selling Companies, none of the Selling Companies, nor any of the current or former partners, shareholders, directors, executives, officers, representatives, agents or employees of any of the Selling Companies (when acting in such capacity or otherwise on behalf of any of the Selling Companies or any of their predecessors), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, except for violations which, individually and in the aggregate, would not have, and could not be reasonably be expected to have, a Material Adverse Effect (as defined in Section 1.16); (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made, at any time since July 17, 1992, any false or fictitious entries on the books and records of any Selling Company;
(f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Selling Companies; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of any of the Selling Companies.

      4.21. Related Party Transactions. Except as described on Schedule 4.21 and except for any employment Contracts listed on Schedule 4.13, there are no real estate leases, personal property leases, loans, guarantees, Contracts or transactions of any nature between any of the Selling Companies and any current or former partners, shareholder, director, executive, officer or controlling Person of any of the Selling Companies (or any of their respective predecessors) or any other Person affiliated with any of the Selling Companies (or any of their respective predecessors) with respect to the Sellers' Accounts Receivable Collection Business or Assets.

      4.22. Brokerage Fees. Except as set forth on Schedule 4.22, no Person acting on behalf of any of the Selling Companies is or shall be entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement.

      4.23. Investment Matters. The Closing Stock and Warrant to be issued to Sellers hereunder and the shares of NCO Common Stock issuable upon exercise of the Warrant (collectively, the "NCO Securities") are being acquired for Sellers' own account and not on behalf of any other Person, for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of the NCO Securities. Sellers have received and examined NCO's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 11, 1996, and all amendments thereto, and NCO's Quarterly Report on Form 10-Q for the quarter ended October 31, 1996. Sellers have had the opportunity to ask questions and receive answers from NCO concerning NCO, and have been furnished with all other information about NCO which they have requested. Sellers believe that they have been fully apprised of all facts and circumstances necessary to permit them to make an informed decision about acquiring the NCO Securities, that they have sufficient knowledge and experience in business and financial matters, that they are capable of evaluating the merits and risks of an investment in the NCO Securities, and that they have the capacity to protect their own interests in connection with the transactions contemplated hereby. Sellers have been advised by NCO and understand that (a) the NCO Securities to be issued hereunder and under the Warrant will not be registered under any securities Laws, including without limitation, the securities Laws of the United States or the State of Pennsylvania, (b) the NCO Securities must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available, (c) the NCO Securities shall bear appropriate restrictive legends and (d) NCO shall have the right to place a stop order against the NCO Securities.

      4.24. Full Disclosure. No representation or warranty made by the Sellers in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. The copies of documents attached as Schedules to this Agreement or otherwise delivered to Buyers in connection with the transactions contemplated by this Agreement, are accurate and complete, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to Buyers's understanding thereof in any respect.

5.    REPRESENTATIONS OF BUYING COMPANIES

      Knowing that the Sellers rely thereon, the Buying Companies, jointly and severally, represent and warrant to the Sellers, and covenant with the Sellers, as follows:

      5.1. Organization. Each of the Buying Companies is a corporation that is duly organized, validly existing and in good standing under the Law (as defined in Section 1.15) of its jurisdiction of incorporation. Each of the Buying Companies has the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement. Buyers is a wholly owned subsidiary of NCO.

      5.2. Agreement. For each of the Buying Companies, its execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement, (a) have been duly authorized by all necessary corporate actions by its board of directors; (b) do not constitute a violation of or default under its charter or bylaws; (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which it is a party or by which it is bound; (d) do not constitute a violation of any Law (as defined in Section 1.15) or Judgment (as defined in Section 1.13) that is applicable to it or to the business or Assets of any of the Buying Companies, or to the transactions contemplated by this Agreement; and (e) except as stated on Schedule 5.2, do not require the Consent (as defined in Section 1.4) of any Person (as defined in Section 1.19). This Agreement constitutes the valid and legally binding agreement of each of the Buying Companies, enforceable against each of them in accordance with its terms.

      5.3. NCO Common Stock. The shares of NCO Common Stock to be issued as the Closing Stock and the shares of NCO Common Stock to be issued upon exercise of the Warrant: (a) are validly authorized, and when issued, shall be validly issued, fully paid and nonassessable; and (b) constitute part of the class of securities that has been registered under the Securities Exchange Act of 1934, as amended.

      5.4. Brokerage Fees. No Person acting on behalf of any of the Buying Companies is entitled to any brokerage, finder's or investment banking fee in connection with the transactions contemplated by this Agreement.

6.    CLOSING

      6.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. local time on the date hereof (the "Closing Date"), at the offices of Blank Rome Comisky & McCauley, Philadelphia, Pennsylvania or such other location as is mutually agreeable. Except to the extent prohibited by Law, and regardless of the actual Closing Date, the Closing shall be considered to have been effective at 5:00 p.m. (local time) on the Closing Date ("Effective Date").

      6.2. Obligations of Sellers at Closing. At the Closing, Sellers shall deliver to the Buyers the following:

           6.2.1 Specified Assets. Possession and control of the Accounts Receivable Collection Business, the Accounts Receivable Collection Facilities (as defined in Section 4.11), all of the Specified Assets and all of the leased Tangible Property used in the Accounts Receivable Collection Business.

           6.2.2 Documents of Transfer. Such bills of sale, assignments, deeds, endorsements, affidavits, and other instruments and documents of sale, transfer, assignment and conveyance as Buyers may reasonably require, in order to lawfully and effectively sell, transfer, assign and convey to Buyers all right, title and interest in and to all of the Specified Assets, in each case in form acceptable to Sellers and Buyers, dated as of the Effective Date, and duly executed and, if necessary, acknowledged by the Sellers.

           6.2.3 CRW Subsidiaries Stock. Stock certificates representing all of the outstanding stock of each CRW Subsidiary, together with assignments separate from certificate in blank, dated the Effective Date and duly executed by the appropriate Seller, and any stamps or other proper evidence of the payment of any stock transfer or any similar Taxes due as a result of the transfer of the stock of each CRW Subsidiary.

           6.2.4 Incumbency Certificate. A certificate of the Secretary of each of the Sellers as to the incumbency and signatures of the officers of the Sellers executing this Agreement.

           6.2.5 Resolutions. Copies of the resolutions duly adopted by the respective boards of directors and, if applicable, shareholders of each of the Sellers, authorizing the Sellers to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

           6.2.6 Good Standing. Good standing certificates for each of the Selling Companies from its jurisdiction of incorporation, and good standing certificates for each Selling Company from every foreign jurisdiction where each Selling Company is registered to do business, all dated no earlier than 15 days before the Closing Date, except that Sellers may deliver any good standing certificates with respect to foreign qualifications not received as of the Closing Date by the close of business on February 7, 1997.

           6.2.7 Registration Rights Agreement. A Registration Rights Agreement, in the form set forth on Exhibit 6.2.7 ("Registration Rights Agreement"), between NCO and CRW, dated the Closing Date and duly executed by CRW.

           6.2.8 Noncompetition and Standstill Agreement. A Nondisclosure, Nonsolicitation, Noncompetition and Standstill Agreement in the form set forth on Exhibit 6.2.8 ("Noncompetition and Standstill Agreement"), between Buying Companies and each of J. Brian O'Neill and Jon Robinson (the "Restricted Group"), dated the Closing Date and duly executed by the Restricted Group.

           6.2.9 Name Change. A proper Amendment to the Kaplan Articles or Certificate of Incorporation, dated the Closing Date and duly executed by the Owners, in form acceptable for immediate filing with the Delaware Secretary of State, changing Kaplan's corporate name to a name that is not similar to Kaplan's current corporate name or any product or other name used by Selling Companies and included in the Specified Assets, provided, however, that Sellers may deliver such Amendment by the close of business on February 3, 1997.

           6.2.10 Warrant. The Warrant in the form set forth on Exhibit 6.2.10, dated the Closing Date and duly executed by CRW.

           6.2.11 Corporate Records and Resignations. All of the original minute books and stock books of each CRW Subsidiary and duly executed resignations, dated the Effective Date, of all directors and officers of each CRW Subsidiary.

           6.2.12 Consents. Consents to the assignment to Buyers of the leases for the Accounts Receivable Collection Facilities dated as of the Effective Date and duly executed by the lessors thereof together with such lessor and lender estoppel certificates, non-disturbance agreements and related agreements (collectively, "Lease Consent Documents") as Buyers may reasonably request, in form acceptable to Buyers, duly executed by the other parties thereto, and the other original signed copies of all Consents listed on Schedule 4.2. Any Consents and Lease Consent Documents not obtained by the Closing Date shall be delivered by Sellers to Buyer as soon as practicable after Closing.

           6.2.13 Opinion of Counsel. The opinion of Morgan Lewis & Bockius, LLP addressed to Buying Companies and dated the Closing Date, in form acceptable to Buying Companies.

           6.2.14 Lien Release. Payoff letters from holders of any debt of Selling Companies with respect to which there are any Encumbrances upon any of the Specified Assets; together with all documents reasonably requested by Buyers to remove all such Encumbrances on the Specified Assets, including, but not limited to, UCC-3 termination forms duly executed by the secured parties and mortgage satisfaction and release forms duly executed by the mortgagees, and UCC-3 termination forms duly executed by former secured parties for which UCC-1 financing statements remain of record, in each case in form acceptable for immediate filing with the appropriate state or local governmental office.

           6.2.15 Other Documents. All other agreements, certificates, instruments and documents reasonably requested by the Buying Companies in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

      6.3. Obligations of Buying Companies at Closing. At the Closing, the Buying Companies shall deliver to the Sellers the following:

           6.3.1 Closing Payment. A wire transfer of immediately available United States federal funds or a bank certified, treasurer's or cashier's check in the amount of the Closing Payment (as defined in Section 3.1), in accordance with Sellers' proper instructions as to payment.

           6.3.2 Closing Stock. Duly issued certificates for the Closing Stock.

           6.3.3 Warrant. The Warrant in the form set forth on Exhibit 6.2.10, dated the Closing Date and duly executed by NCO.

           6.3.4 Registration Rights Agreement. The Registration Rights Agreement (in the form set forth as Exhibit 6.2.7), dated the Closing Date and duly executed by NCO.

           6.3.5 Assumption of Liabilities. An assumption of the Specified Liabilities, in form acceptable to Buyers and Sellers, dated as of the Effective Date, and duly executed by Buyers.

           6.3.6 Incumbency Certificate. A certificate of Secretary of each of the Buying Companies as to the incumbency and signatures of the officers of the Buying Companies executing this Agreement.

           6.3.7 Resolutions. Copies of the resolutions duly adopted by the respective boards of directors of the Buying Companies, authorizing the Buying Companies to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date.

           6.3.8 Good Standing. Good standing certificates for each of the Buying Companies from its jurisdiction of incorporation, dated no earlier than 15 days before the Closing Date, except that Buying Companies may deliver any certificates not received as of the Closing Date by the close of business on February 7, 1997.

           6.3.9 Other Documents. All other agreements, certificates, instruments and documents reasonably requested by the Sellers in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

7.    CERTAIN POST-CLOSING OBLIGATIONS

      7.1. Transition and Cooperation. From and after the Closing Date, (a) the Sellers shall fully cooperate to transfer to the Buyers the control and enjoyment of the Accounts Receivable Collection Business and the Specified Assets; (b) the Sellers shall not take any action, directly or indirectly, alone or together with others, which obstructs or impairs the smooth assumption by Buyers of the Accounts Receivable Collection Business and the Specified Assets;

(c) the Sellers shall promptly deliver to Buyers all correspondence, papers, documents and other items and materials received by any of the Sellers or found to be in the possession of any of the Sellers which pertain to the Accounts Receivable Collection Business or the Specified Assets; and (d) Sellers shall provide Buyers access to Sellers' payroll records and systems.

      7.2. Use of Names. Beginning immediately after the Closing Date, the Sellers shall cease all use of all corporate names, fictitious names, product names and other names used by Sellers in the Accounts Receivable Collection Business at any time on or before the Closing Date and included in the Specified Assets, except as may be necessary to perform their obligations hereunder and except that CRW may continue to use the name "CRW Financial, Inc." as its corporate name in its capacity as a holding company and in its communications with securities and financial analysts and institutional investors provided that CRW does not use or refer to such name (or any similar or derivative name) in any operational capacity. Upon Buyers's request, Sellers shall promptly sign all Consents and other documents that may be necessary to allow Buyers to use or appropriate the use of any name used by any Selling Company in the Accounts Receivable Collection Business at any time on or before the Closing Date. At all times from and after the Closing Date, the NCO Companies (as defined in Section 8.1) shall have the full right to use the name "CRW Financial" or any similar or derivative name in the Accounts Receivable Collection Business, including, without limitation to (a) advise customers and prospects of the Accounts Receivable Collection Business that the NCO Companies are the successor-in-interest to Sellers' Accounts Receivable Collection Business and that such business was formerly known as, or conducted by, "CRW Financial", (b) use or refer to such name in sales, marketing or other publications to disclose from whom the Specified Assets were purchased, and (c) use such name where reasonably required to insure the orderly transition of the Accounts Receivable Collection Business.

      7.3. Contract Matters. After the Closing, each Contract ("Transferred Contract") as to which (a) the Contract Rights of any Seller are included in the Specified Assets, and (b) Consent to the assignment thereof from any Seller to Buyers may be required under such Transferred Contract or applicable Law but was not obtained on or before the Closing Date, shall be handled in accordance with the following provisions:

           7.3.1 Consent. The Sellers shall fully cooperate with Buyers in the Buyers' efforts to obtain Consent to the assignment of such Transferred Contract. If and when Consent to assignment of such Transferred Contract is obtained, such Transferred Contract shall no longer be subject to the provisions of this Section 7.3.

           7.3.2 Subcontracting. Each Seller shall make available to Buyers all Contract Rights and other benefits of such Transferred Contract, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent possible, and Buyers shall be considered an independent subcontractor or sublessee of such Seller, or an agent of such Seller, with respect to all matters concerning such Transferred Contract. Without limiting the foregoing, Buyers shall be considered such Sellers' agent for purposes of (a) collecting all amounts that may be due from the other party or parties to such Transferred Contract; and (b) negotiating or otherwise handling all disputes and issues that may arise in connection with such Transferred Contract. Without Buyers' prior written consent, no Seller shall agree to any amendment, modification, extension, renewal, termination or other change in the terms of such Transferred Contract, nor shall any Seller exercise any Contract Right under such Transferred Contract.

           7.3.3 Buyers' Instructions. At Buyers' direction, each Seller shall
(a) notify the other party or parties to such Transferred Contract that Buyers is such Seller's subcontractor, sublessee or agent with respect thereto and that all further payments, notices and other communications with respect thereto shall be directed to Buyers; (b) agree to such amendments, modifications, extensions, renewals, terminations or other changes in the terms of such Transferred Contract as Buyers determines, in its sole discretion, are advisable; and (c) exercise any Contract Right under such Transferred Contract at such time and in such manner as Buyers determines, in its sole discretion, to be advisable.

           7.3.4 Collateral Assignment. Effective as of the Closing Date, each Seller hereby collaterally assigns to Buyers (except and only to the extent that such collateral assignment is expressly prohibited by the terms of such Transferred Contract), and grants to Buyers a security interest in, all of such Seller's contract rights under such Transferred Contract and all cash and non-cash proceeds thereof, as security for the prompt and timely satisfaction and performance of such Seller's obligations under this Section 7.3. Buyers shall have, and each Seller shall deliver to Buyers at the Closing, possession of the original executed copy of such Transferred Contract. Effective as of the Closing Date, each Seller hereby appoints Buyers as such Seller's attorney to take such actions, in such Seller's name and on its behalf, as such attorney determines, in its sole discretion, to be necessary or advisable to protect, perfect and continue perfected the security interest granted hereunder, including, but not limited to, the execution and filing of such financing statements and other instruments and documents as such attorney determines, in its sole discretion, to be necessary or advisable for such purposes.

      7.4. Retirement and Group Plans. For as long as is required by Law or the applicable plan after the Closing Date, each Seller shall maintain Sellers' Group Plans in effect, with proper funding, for the purpose of covering all claims of employees of the Accounts Receivable Collection Business ("Continuing Claims") (a) that were incurred but not paid before the Effective Date; (b) for hospitalizations that began before the Effective Date and continued after the Effective Date; (c) by employees of Sellers that were not hired by Buyers; and
(d) for all medical expenses incurred before or after the Closing Date with respect to a certain bone marrow condition of a certain employee of the Accounts Receivable Collection Business. Sellers shall be responsible for any Obligations under Section 4980(B) of the Internal Revenue Code of 1986, as amended, and Sections 601-609 of ERISA with respect to Sellers' Group Plans (collectively, "COBRA Obligations"). Each Seller may terminate its health plans after expiration of all Continuing Claims and COBRA Obligations. Buyers shall have no responsibility for the Continuing Claims or COBRA Obligations, but Buyers shall be responsible for providing coverage, under the standard group insurance plans of Buyers, for all medical, dental, disability and related claims incurred after the Effective Date by employees of Sellers who are hired by Buyers. As soon as practicable following the Closing Date, Sellers shall take all necessary actions to cause their 401(k) retirement plan ("Sellers' Plan") to transfer an amount of cash equal to the aggregate value of all of the assets, whether or not vested, which are attributable to former employees of the Accounts Receivable Collection Business who become employees of Buyers as of the Closing Date to the 401(k) Retirement Plan sponsored by Buyers ("Buyers' Plan"). The amount transferred shall be based upon the most recent valuation of the assets of Sellers' Plan which shall not precede the actual date of transfer by more than thirty (30) days. Sellers shall provide Buyers with all of the information requested by Buyers, in the format requested by Buyers, which is necessary to determine the correct aggregate amount that should be transferred, the amount attributable to each participant as well as all other relevant participant data including vesting information.

      7.5. Access to Accounting Information. For a period of five (5) years after the Closing Date, the Sellers shall permit the Buying Companies and their authorized representatives to have full access to, and use of, Selling Companies' books and records, financial statements, opinions of independent public accountants, and accounting information, workpapers, notes and related materials, prepared, reviewed or compiled with respect to, or including, the Accounts Receivable Collection Business (whether in the possession of the Sellers or the Sellers' accountants) for the years ended December 31, 1994, 1995 and 1996 and for the period from January 1, 1997 through and including the Effective Date, and any interim periods therein, for review, duplication, analysis and any other legal use, including but not limited to, the preparation of audited financial statements for the Accounts Receivable Collection Business for use in connection with any public offering of securities pursuant to the Securities Act of 1933, as amended or any reports filed pursuant to the Securities Exchange Act of 1934, as amended or applicable state "blue sky" laws. Sellers shall instruct their accountants to cooperate with and assist Buying Companies and their authorized representatives to the extent reasonably requested by them. All confidential business information disclosed to the Buying Companies pursuant to this Section shall be treated as confidential information of the Sellers (excluding any information pertaining to the Accounts Receivable Collection Business and Assets which shall be considered the Buying Companies' confidential information) unless it is or later becomes publicly available through no fault of the Buying Companies or it was or later is rightfully developed or obtained by the Buying Companies from independent sources free from any duty of confidentiality. Such confidential information shall be held in confidence by the Buying Companies and shall not be used or disclosed by the Buying Companies for any purpose except as necessary to implement or perform this Agreement, or except as required by Law provided that the Sellers are given a reasonable opportunity to obtain a protective order.

      7.6. Further Assurances. At any time and from time to time after the Closing Date, at Buyers' request and expense, and without further consideration, the Sellers shall promptly execute and deliver all such further agreements, certificates, instruments and documents, and perform such further actions, as Buyers may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, each Seller shall timely file all Tax returns and reports required to be filed with respect to the Accounts Receivable Collection Business and Assets and operations for all periods ending on or before the Closing Date.

      7.7. Reconciliations and Allocations. At and after the Closing, all payments received by Sellers on account of Accounts Receivable in existence as of the Effective Date or arising after the Effective Date under any Specified Contracts or Non-Assigned Contracts, and all other payments received by Sellers which are properly allocable to the conduct of the Accounts Receivable Collection Business with respect to periods after the Effective Date, shall be held in trust for Buyers and shall be promptly paid to Buyers.

      7.8. Tax Matters.

           7.8.1 Liability for Taxes.

                 (A) Taxable Periods Ending On or Before the Closing Date. The Sellers shall be responsible for filing all Tax Returns required to be filed by or with respect to each of the CRW Subsidiaries (and the other Specified Assets) for any taxable year or taxable period ending on or before the Closing Date and shall be liable for and shall jointly and severally indemnify and hold the Buying Companies harmless against all Taxes for any taxable year or period ending on or before the Closing Date which are due and payable by either of the CRW Subsidiaries or with respect to the other Specified Assets.

                 (B) Taxable Periods Commencing On or After the Closing Date. The Buying Companies shall be responsible for filing all Tax Returns required to be filed by or with respect to the CRW Subsidiaries (and the other Specified Assets) for any taxable year or period commencing after the Closing Date and shall be jointly and severally liable for, and shall indemnify and hold the Sellers harmless against, any and all Taxes for any taxable year or period commencing on or after the Closing Date due or payable by CRW Subsidiaries or the Buying Companies with respect to either of the CRW Subsidiaries (or with respect to the other Specified Assets).

                 (C) Taxable Periods Commencing Before the Closing Date and Ending After the Closing Date. In the case of any taxable year or period which commences before and would otherwise end after the Closing Date (the "Closing Period"), the Buying Companies and/or the Sellers shall, to the extent required or permitted under applicable Law, cause the CRW Subsidiaries to end their taxable year or period on the Closing Date. Any such taxable year or period shall be governed by Paragraph (A) of this Section 7.8.1. With respect to such taxable year or period which commences before and ends after the Closing Date for which such an election is not required or permitted to be made under applicable Law, the Buyers shall cause each of the CRW Subsidiaries to file all Tax Returns and to pay all Taxes (hereinafter referred to as "Full Year Taxes") due for any taxable year or taxable period commencing before and ending after the Closing Date (the "Closing Period"). No later than 20 days before the due date for the filing of any Tax Return for the Closing Period (including extensions thereof) the Buying Companies shall notify the Sellers and within 15 days of receiving such notice, but in no event later than five days before the due date of the Tax Return for the Closing Period (including extensions thereof)(the "Due Date"), the Sellers shall pay to the Buying Companies an amount equal to the amount of Taxes owed to the relevant taxing authority attributable to the Closing Period (calculated as if the relevant taxable period ended on the Closing Date), if any. For these purposes, the amount of Taxes for the Closing Period allocable to the Sellers shall be equal to: (i) the total amount of Taxes for the Closing Period multiplied by (ii) the fraction that the number of days in the Closing Period up to and including the Closing Date is of the total number of days in the Closing Period. The Sellers shall be jointly and severally liable for any Taxes with respect to which such Sellers are responsible or liable pursuant to this Section 7.8.1(C). Notwithstanding the foregoing, Sellers shall include the CRW Subsidiaries in their consolidated federal income tax return for the period from the beginning of their taxable year in which the Closing Date occurs through the Closing Date, and Sellers shall be responsible for all Taxes of the CRW Subsidiaries properly includible on such consolidated federal income tax return.

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           7.8.2 Mutual Cooperation. As soon as practicable, but in any event within 30 days after a request by the either the Sellers or the Buying Companies, the party to which such request is made shall deliver to the requesting party such information and other data relating the Tax Returns and Taxes of the CRW Subsidiaries and shall make available such knowledgeable employees of the Sellers, Buying Companies, or CRW Subsidiaries, as may be appropriate, as the requesting party may reasonably request, including providing the information and other data customarily required by the requesting party to cause the completion and filing of all Tax Returns for which the requesting party has responsibility or liability under this Agreement, or to respond to audits by any taxing authorities with respect to any Tax Returns or taxable periods for which the requesting party has any responsibility or liability under this Agreement or to otherwise enable the requesting party to satisfy its accounting or tax requirements.

           7.8.3 Resolution of Disagreements Among the Sellers and the Buying Companies. If the Sellers and the Buying Companies disagree as to the amount of Taxes for which each is liable under this Agreement, the Sellers and the Buying Companies shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 15 days of the initial date of consultation, the Sellers and the Buying Companies shall consult an independent certified accounting firm which is acceptable to both parties to act as an arbitrator to resolve all points of disagreement concerning tax accounting matters with respect to this Agreement.

           7.8.4 Section 338(h)(10) Election. Upon the mutual agreement of Buyers and Sellers, Sellers will join with the Buyers in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the CRW Subsidiaries hereunder. The Sellers will pay any Tax attributable to them with respect to the transactions contemplated by this Agreement and their Section 338(h)(10) Election.

      7.9. Bank Accounts. From and after the Closing Date, Sellers shall cooperate with and assist Buyers in preparing all instruments or documents requested by Buyers to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Sellers' Accounts Receivable Collection Business and all keys and combinations to all safe deposit boxes, lock boxes and safes of the Selling Companies and other depositories.

      7.10. Sellers' Obligations. By the close of business on February 7, 1997, Sellers shall provide Buyers a detailed list, as of December 31, 1996, of all of each Selling Company's accounts payable, accrued expenses, deferred income, and other current and long-term liabilities incurred or arising in Sellers' Accounts Receivable Collection Business, grouped by balance sheet account, excluding liabilities for Taxes, intercompany liabilities and notes payable.

      7.11. UCC-3 Releases. Sellers shall fully cooperate with and assist Buying Companies in obtaining UCC-3 termination statements from National WestMinster Bank as soon as practicable following Closing.

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      7.12. Sublease. Selling Companies shall sublease the Mall Boulevard facility to Buyers on the same terms and conditions pursuant to which Sellers are leasing such facility except that Buyers shall have the option of terminating such sublease after August 1, 1997 by payment of an amount equal to the then book value of the lessor's unamortized leasehold improvements (originally $140,000) (the "Mall Boulevard Sublease"). By the close of business on February 7, 1997, Sellers shall obtain the Consent of the lessor to the Mall Boulevard Sublease.

8.    RESTRICTIVE COVENANTS OF THE SELLERS

      8.1. Certain Acknowledgements. Each of the Sellers expressly acknowledges that:

           8.1.1 NCO Business. The accounts receivable collection business (collectively, "NCO's Business") conducted by NCO and certain subsidiaries of NCO which now or in the future conduct any accounts receivable collection business (Buying Companies and all such existing and future subsidiaries of NCO, including the Accounts Receivable Collection Business and the CRW Subsidiaries (after Closing), are referred to as the "NCO Companies") involve the provision of accounts receivable collection business services using proprietary and confidential systems and information.

           8.1.2 Competitive Nature of Business. NCO's Business is highly competitive, is marketed throughout the United States and requires long sales "lead times" often exceeding one year. The NCO Companies expend substantial time and money, on an ongoing basis, to train their employees, maintain and expand their customer base, and improve and develop their products and services.

           8.1.3 Access to Information. During the period that Sellers owned the Accounts Receivable Collection Business, Sellers have had access to proprietary and confidential property, knowledge and information of the Accounts Receivable Collection Business which, after Closing, shall be proprietary and confidential property, knowledge and information of the NCO Companies; such property, knowledge and information must be kept in strict confidence to protect NCO's Business and maintain the NCO Companies' competitive positions in the marketplace; and such property, knowledge and information would be useful to competitors of the NCO Companies for indefinite periods of time.

           8.1.4 Basis for Covenants. The covenants of Sections 8.2, 8.3, 8.4 and 8.5 (the "Covenants") are a material part of this Agreement and are an integral part of the obligations of the Sellers hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the NCO Companies.

      8.2. Nondisclosure Covenants. At all times after the date of this Agreement, for an indefinite period of time, except with NCO's prior written consent, none of the Sellers shall, directly or indirectly, in any capacity, communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the NCO Companies, no matter when or how such knowledge or information was obtained, including without limitation (a) any information concerning the Specified Assets or the conduct and details of the Accounts Receivable Collection Business; (b) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers

                                      -30-


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of individual contacts at customers and prospects; (c) prices, renewal dates and other detailed terms of customer and supplier Contracts and proposals;
(d) pricing policies, marketing and sales strategies, methods of delivering products and services, and products and service development projects and strategies; (e) employment and payroll records; (f) forecasts, budgets and other nonpublic financial information; and (g) expansion plans, management policies, methods of operation, and other business strategies and policies.

      8.3. Noncompetition Covenants. During the period beginning on the date of this Agreement and ending on the third (3) anniversary of the Closing Date, except with NCO's prior written consent, none of the Sellers shall, directly or indirectly, in any capacity, at any location worldwide:

           8.3.1 Solicitation Restrictions. Communicate with or solicit any Person who is or during such period becomes a customer, prospect, supplier, employee, salesman, agent or representative of, or a consultant to, the NCO Companies, in any manner which interferes with such Person's relationship with the NCO Companies, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business competitive with or similar to all or any part of NCO's Business.

           8.3.2 Competing Business Restrictions. Establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person that conducts a business competitive with or similar to all or any part of NCO's Business.

      8.4. Standstill. At all times after the date of this Agreement and for so long as the Restricted Group and their respective affiliates or associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) individually or collectively have beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act) of at least one percent (1%) of the outstanding securities of NCO entitled to vote generally in the election of directors:

           8.4.1 No Acquisition or Solicitation. Except with NCO's prior written consent, no Seller shall: (a) purchase, offer to purchase, acquire, offer to acquire, or agree to acquire by purchase, by joining a partnership, limited partnership, syndicate or other "group" (as such term is used in Section 13(d)(3) of the Exchange Act) or otherwise (any such act, to "acquire"), any securities of NCO entitled to vote generally in the election of directors, or securities convertible into or exercisable or exchangeable for such securities (collectively, "Restricted Securities") except upon exercise of the Warrant by CRW or as a result of a stock split, stock dividend or similar recapitalization by NCO; (b) participate in the formation, or encourage the formation, of any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), which owns or seeks to acquire beneficial ownership or otherwise acts in respect of Restricted Securities; (c) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to NCO, or execute any written consent in lieu of a meeting of holders of Restricted Securities or any class thereof; (d) initiate, propose or otherwise solicit shareholders of NCO for the approval of one or more shareholder proposals with respect to NCO or induce or attempt to induce any other person to initiate any shareholder proposal; (e) seek election to or seek to place a representative on the Board of Directors of NCO or seek the removal of any member of the Board of Directors of NCO; (f) call or seek to have called any meeting of the shareholders of NCO; (g) deposit any Restricted Securities in a voting trust or subject them to a voting agreement or other agreement or arrangement with respect to the voting of such Restricted Securities;
(h) otherwise act, directly or indirectly, alone or in concert with others, to seek to control the management, Board of Directors, policies or affairs of NCO, or solicit, propose, seek to effect or negotiate with any other person with respect to any form of business combination transaction with NCO or any affiliate thereof, or any restructuring, recapitalization or similar transaction with respect to NCO or any affiliate thereof (solicit, make or propose or encourage or negotiate with any other person with respect to, or announce an intent to make, any tender offer or exchange offer for any Restricted Securities, or disclose an intent, purpose, plan or proposal with respect to NCO or any Restricted Securities inconsistent with the provisions of this Agreement, including an intent, purpose, plan or proposal that is conditioned on or would require NCO to waive the benefit of or amend any provision of this Section 8.4. or assist, participate in, facilitate, encourage or solicit any effort or attempt by any person to do or seek to do any of the foregoing; (i) request NCO (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 8.4 (including this clause 8.4(i)) or otherwise seek any modification to or waiver of any of the agreements or obligations under this Section 8.4; and (j) encourage or render advice to or make any recommendation or proposal to any person or other entity to engage in any of the actions covered by this Section 8.4 (including this clause (j)).

           8.4.2 Voting. Each Seller shall vote all Restricted Securities beneficially owned by such Seller in connection with any action to be taken by the shareholders of NCO in accordance with the recommendation of the Board of Directors of NCO.

      8.5. Nonsolicitation. During the period beginning on the date of this Agreement and ending on August 1, 1997, no Seller or any of its subsidiaries shall solicit or hire any of the employees of the NCO Companies or any of the employees of the Accounts Receivable Collection Business who were employed by such entities prior to the Closing Date to become employees or independent contractors of any Seller or any of its subsidiaries.

      8.6. Certain Exclusions. Confidential and proprietary property, knowledge and information of the NCO Companies shall not include any information that is now known by or readily available to the general public, nor shall it include any information that in the future becomes known by or readily available to the general public other than as a result of any breach of the Covenants of this Agreement. The ownership by any of the Sellers of not more than one percent (1%) of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants of Section 8.3, even if such public company competes with the NCO Companies. Except as provided in Section 8.9, none of the provisions of Section 8.3 or Section 8.4 shall apply to TeleSpectrum Worldwide Inc.; provided nothing in this sentence shall limit the rights of the NCO Companies pursuant to Section 8.7.

      8.7. Enforcement of Covenants. Each of the Sellers expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the NCO

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



Companies for which money damages could not adequately compensate. If a breach of the Covenants occurs, then the NCO Companies shall be entitled, in addition to all other rights and remedies that they may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the Sellers and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that any of the Sellers or any such other Person may have against any member of the NCO Companies shall not constitute a defense or bar to the enforcement of any of the Covenants. If the NCO Companies must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

      8.8. Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

      8.9. Successors. The provisions of this Section 8 shall bind and be enforceable against any Person which (i) acquires all or substantially all of the Assets of any Selling Company, or (ii) merges or consolidates with any Selling Company, or (iii) any Person which beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) a majority of the outstanding stock entitled to vote generally in the election of directors of any Selling Company or any Person described in the preceding clauses (i) or (ii); provided, however, that in no such event shall TeleSpectrum be bound by the provisions of Section 8.3.2.

9.    INDEMNIFICATION

      9.1. Sellers' Indemnification. From and after the Closing Date, the Sellers, jointly and severally, shall indemnify and hold harmless the NCO Companies, and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of all of the following:

           9.1.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by any of the Sellers in or pursuant to this Agreement.

           9.1.2 Nonperformance. Any failure or refusal by any of the Sellers to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by any or all of them.

           9.1.3 Non-Assumed Obligations. Any Obligation (as defined in Section 1.17) of any of the Selling Companies (other than those expressly included in the Specified Liabilities) including, but not limited to, (a) any of the types of Obligations specifically excluded

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from the Specified Liabilities under Section 2.2; (b) any such Obligation that may be imposed upon the NCO Companies as a result of the failure by any of the Selling Companies to comply with any bulk sales, bulk transfer, fraudulent conveyance or similar Law of any jurisdiction that may be applicable to some or all of the transactions contemplated by this Agreement; and (c) any such Obligation that may be imposed upon any of the NCO Companies or their affiliates as a result of any Law under which any of the NCO Companies or their affiliates may have successor liability for any Tax or other Obligations of any of the Selling Companies (collectively, the "Non-Assumed Obligations").

           9.1.4 Unasserted Claims. Any action, suit or claim arising out of, caused by or based upon any act or omission of any of the Selling Companies or any of their respective shareholders, partners, directors, executives, officers, employees, agents or representatives at any time before the Closing.

           9.1.5 Proceedings by Employees. Any Proceeding against any of the NCO Companies by or on behalf of any employee of any Seller who is not hired by Buyers.

           9.1.6 Failure to Obtain Consents. Any Proceeding against any Buyer due to the failure of Sellers to obtain any Consent to any Transferred Contract or to the Mall Boulevard Sublease.

           9.1.7 CRW Subsidiaries. Any breach of a representation or warranty as to ownership of the stock of the CRW Subsidiaries.

           9.1.8 HSR Act. Any Obligation of or Proceeding (including fines and penalties) against the NCO Companies from any breach of a representation or warranty of Selling Companies as to the HSR Act.

      9.2. Buying Companies' Indemnification. From and after the Closing Date, the Buying Companies, jointly and severally, shall indemnify and hold harmless the Sellers and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including without limitation reasonable attorney's fees and court costs, arising out of or caused by, directly or indirectly, any of the following:

           9.2.1 Misrepresentation. Any misrepresentation, breach or failure of any warranty or representation made by any of the Buying Companies in or pursuant to this Agreement.

           9.2.2 Nonperformance. Any failure or refusal by any of the Buying Companies to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by either or both of them.

           9.2.3 Specific Liabilities. Any failure or refusal of the Buyers to satisfy or perform any of the Specific Liabilities; provided, however, that Buyers shall have the right to negotiate the amount and terms of repayment of any accounts payable constituting Specific Liabilities and pay and discharge such accounts payable in accordance with the mutual agreement of Buyers and such payees.

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           9.2.4 Unasserted Claim. Any action, suit or claim arising out of, caused by or based upon any act or omission of any of the Buying Companies or any of their respective shareholders, partners, directors, executives, officers, employees, agents, or representatives at any time after the Closing Date.

           9.2.5 WARN. Any Obligation resulting from a violation of the WARN Act to the extent due to the actions or omissions of Buyers.

      9.3. Indemnification Procedures. With respect to each event, occurrence or matter ("Indemnification Matter") as to which any member of the NCO Companies or any of the Sellers (in either case, referred to collectively as, the "Indemnitee") is entitled to indemnification from Sellers or the Buying Companies, as the case may be (referred to collectively as, the "Indemnitor") under this Section 9:

           9.3.1 Notice. Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith ("Indemnification Notice"), together with copies of any such written documents.

           9.3.2 Defense. If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the "Defense") of the Indemnification Matter, except that (a) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (b) if the Indemnitee reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse affect on the Indemnitee, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then the Indemnitee may, at its option and expense and through counsel of its choice, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; (c) the Indemnitor shall not consent to any Judgment, or agree to any settlement, without the Indemnitee's prior written consent; and (d) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through counsel of its choice, but at the Indemnitor's expense, assume control over the Defense. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.

           9.3.3 Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within fifteen (15) business days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

      9.4. Limits on Indemnification. Indemnitor's liability under this Section 9 shall be limited as follows:

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           9.4.1 Deductible. No amount shall be payable by the Indemnitor under this Section 9 unless and until the aggregate amount otherwise payable by the Indemnitor under this Section 9 exceeds One Hundred Thousand Dollars ($100,000), in which event the Indemnitor shall pay such excess amount and all future amounts payable by the Indemnitor under this Section 9.

           9.4.2 Ceiling. The Indemnitor's total liability under this Section 9 shall not exceed Five Million Dollars ($5,000,000).

           9.4.3 Time Periods. The Indemnitor shall have no liability with respect to any Indemnification Matter unless the Indemnitee gives an Indemnification Notice with respect thereto within six (6) months after the Closing Date.

      9.5. Exceptions. None of the foregoing limitations in Section 9.4 shall apply in the case of any Indemnification Matter involving (i) intentional misrepresentation, fraud or criminal matters; (ii) title to the Specified Assets; (iii) Taxes; (iv) covenants, agreements or Obligations to be performed after Closing including, without limitation, the covenants, agreements and Obligations set forth in Section 7, Section 8 and Section 9, (v) the Non-Assumed Obligations, and (vi) the Indemnification Matters set forth in Section 9.1.6,
Section 9.1.7 or Section 9.1.8. In addition, none of the foregoing limitations shall apply in the case of any Indemnification Matter as to which any Seller is the Indemnitor if, and only to the extent that, Sellers are entitled to coverage under any Insurance Policy maintained by or for the benefit of any of the Sellers.

      9.6. Setoff and Holdback. In addition to all other rights and remedies that the Indemnitee may have, the Indemnitee shall have the right to setoff, against any amounts due to the Indemnitor, whether due under this Agreement, any of the other Contracts contemplated by this Agreement or otherwise, any sums for which the Indemnitee is entitled to indemnification under this Section 9; provided, however, that Buyers shall not have right of setoff with respect to the Cash Payment Amount if NCO elects to exercise the Cash Payment Option (as such terms are defined in the Warrant) pursuant to Section 1.2 of the Warrant. The Indemnitee's rights to indemnification under this Section 9 shall not be in any manner limited by or to this right of setoff. If any Indemnification Matters are pending at a time when the Indemnitee is required to pay any amount due to the Indemnitor, then the Indemnitee shall have the right, upon notice to the Indemnitor, to withhold from such payment, until final determination of such pending Indemnification Matters, the total amount for which the Indemnitor may become liable as a result thereof, as determined by the Indemnitee reasonably and in good faith.

      9.7. No Consequential or Punitive Damages. Indemnitor shall not be liable under this Section 9 to the Indemnitee for the Indemnitee's special or consequential damages (including damages for a multiple of profits) or for punitive damages; provided, however, that any special, consequential (including damages for a multiple of profits) or punitive damages awarded to a third party against Indemnitee shall be considered Indemnitee's actual damages for the purpose of this Section 9.

      9.8. Specified Liabilities on Closing Balance Sheet. Buying Companies shall pay, and shall not be indemnified for, any Specified Liability if and to the extent that such Specified Liability was set forth on the Closing Balance Sheet and taken into consideration in determining the Actual TNW of Sellers' Accounts Receivable Collection Business.

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      9.9. Shareholder Suits. No party shall have any liability under this
Section 9 or otherwise for suits bought by the other party's shareholders.

10.   OTHER PROVISIONS

      10.1. Fees and Expenses. The Buying Companies shall pay all of the fees and expenses incurred by them, and the Sellers shall pay all of the fees and expenses incurred by Selling Companies, in negotiating and preparing this Agreement (and all other Contracts executed in connection herewith or therewith) and in consummating the transactions contemplated by this Agreement.

      10.2. Notice. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, to the parties at their respective addresses stated on the first page of this Agreement. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to CRW at the address specified on page one of this Agreement to the attention of
J. Brian O'Neill, Chief Executive Officer, shall suffice as notice to all of the Sellers, provided that a copy thereof is simultaneously sent to Morgan Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, PA 19103, attention: Stephen
M. Goodman, Esquire. Notice to NCO at the address specified on page one of this Agreement to the attention of Michael J. Barrist, President, shall suffice as notice to all of the NCO Companies, provided that a copy thereof is simultaneously sent to Blank Rome Comisky & McCauley, Four Penn Center Plaza, Philadelphia PA 19103, attention Joel C. Shapiro, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 10.2, except that any such change of address notice shall not be effective unless and until received.

      10.3. Survival of Representations. All representations and warranties made in this Agreement or pursuant hereto shall survive the date of this Agreement, the Effective Date, the Closing Date and the consummation of the transactions contemplated by this Agreement for a period of six (6) months after the Closing Date (except as provided in Section 9.5). Buying Companies shall not bring an action in law or equity pursuant to Section 9 or otherwise for breaches of representations and warranties after August 1, 1997 except for any breaches of representations or warranties as to which any of the exceptions of Section 9.5 applies.

      10.4. Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

      10.5. Reliance by Buying Companies. Notwithstanding the right of the Buying Companies to investigate the Accounts Receivable Collection Business and Assets and financial

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



condition of the Selling Companies, and notwithstanding any knowledge determined or determinable by the Buying Companies as a result of such investigation, the Buying Companies have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Selling Companies in this Agreement or pursuant hereto.

      10.6. Entire Understanding. This Agreement, together with the Exhibits and Schedules hereto, states the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all confidentiality letter agreements and letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.

      10.7. Publicity. All voluntary public announcements concerning the transactions contemplated by this Agreement shall be mutually acceptable to both Buyers and Sellers. Unless required by Law, the parties shall not make any public announcement or issue any press release concerning the transactions contemplated by this Agreement without the prior written consent of the other parties. With respect to any announcement that any of the parties is required by Law or stock exchange or The Nasdaq Stock Market regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the contents of the announcement with the other parties before issuing the announcement.

      10.8. Parties in Interest. None of the parties may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other parties. This Agreement shall bind, benefit, and be enforceable by and against the parties hereto, and their respective successors and consented-to assigns.

      10.9. Waivers. Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

      10.10. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

      10.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

      10.12. Section Headings. The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

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



      10.13. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. Unless a particular context clearly requires otherwise, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific section or subsection of this Agreement.

      10.14. Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

      10.15. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.2; and (e) the prevailing parties shall be entitled to recover their reasonable attorney's fees (including, if applicable, charges for in-house counsel) and court costs from the other parties.

      10.16. No Third-Party Beneficiaries. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Sellers.

      10.17. Neutral Construction. The parties have negotiated this Agreement and all of the terms and conditions contained in this Agreement in good faith and at arms' length, and each party has been represented by counsel during such negotiations. No term, condition, or provision contained in this Agreement shall be construed against any party or in favor of any party (i) because such party or such party's counsel drafted, revised, commented upon, or did not comment upon, such term, condition, or provision; or (ii) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions, and provisions contained in this Agreement shall be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Agreement.

             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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



EACH PARTY HAS CAUSED THIS AGREEMENT TO BE EXECUTED ON ITS BEHALF BY A DULY AUTHORIZED OFFICER, AS OF THE DATE FIRST STATED ABOVE.

SELLERS:

CRW Financial, Inc.

By: /s/ Jonathan P. Robinson
   -------------------------
   Title: Chief Financial Officer



Kaplan & Kaplan, Inc.

By: /s/ Jonathan P. Robinson
   -------------------------
   Title: Chief Financial Officer




BUYING COMPANIES

CRWF Acquisition, Inc.                        K&K Acquisition, Inc.

By: /s/ Michael Barrist                       By: /s/ Michael Barrist
    -------------------------                     -------------------------
    Title: President                              Title: President





NCO Group, Inc.

By: /s/ Michael Barrist
    -------------------------
    Title: President


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